Exhibit (d)(4)

July 3, 2020

PRIVATE AND CONFIDENTIAL

Benefytt Technologies, Inc.

3450 Buschwood Park Drive, Suite 200

Tampa, Florida 33618

Re:	Amendment No. 1 to Exclusivity Agreement

Ladies and Gentlemen:

This Amendment No. 1 (the “Amendment”) to that certain Exclusivity Agreement (the “Agreement”) dated as of June 12, 2020, by and between Madison Dearborn Partners, LLC, on behalf of itself and certain investment funds it advises (“Buyer”) and Benefytt Technologies, Inc. (the “Company”), is entered into as of July 3, 2020, by and between the same parties. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. In order to induce Buyer to continue to devote time and resources and to incur expenses in connection with the Transaction, by the execution and delivery of this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the Company covenants and agrees with Buyer as follows:

1. Exclusivity Period. Section 3 of the Agreement shall be amended to read in its entirely as follows:

The provisions of paragraphs 1 and 2 of this Agreement shall continue until the earliest to occur of (a) 11:59 p.m. EST on July 12, 2020, (b) the execution and delivery of a Transaction Agreement (as defined below) between Buyer and the Company with respect to a Transaction and (c) Buyer providing notice to the Company pursuant to paragraph 2(c) above (such period, including any extensions thereof, the “Exclusivity Period”) and shall automatically expire at such time unless extended by agreement of the parties.

2. No Other Amendments: Other than as expressly set forth in Section 1 of this Amendment, no other terms or conditions of the Agreement shall be amended or modified hereby and all other terms and conditions of the Agreement shall remain in full force and effect in accordance with their terms.

3. Governing Law and Venue; Waiver of Jury Trial. This Amendment, and all claims, proceedings or causes of action (whether in contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment, shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. Each party hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the Courts, for any lawsuits, actions, claims or other proceedings that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment and (b) waive any objection you may now or may hereafter have to laying of venue in the Courts, including, without limitation, based on improper venue or forum non conveniens. Each party agrees not to commence any such lawsuit, action, claim or other proceeding except in the Courts. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, ACTION, CLAIM OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

[Signature page follows]

Please confirm acceptance of, and agreement with, the foregoing by signing one copy of this Amendment and returning it (by mail, by facsimile transmission, .pdf document, or by any other form of delivery) to the undersigned.

Very truly yours,

MADISON DEARBORN PARTNERS, LLC, on behalf of itself and certain investment funds it advises

By:	/s/ Vahe Dombalagian
Name: Vahe A. Dombalagian
Title: Managing Director

Agreed to and accepted as of the date first written above:

BENEFYTT TECHNOLOGIES, INC.

By:	/s/ Domenick DiCicco
	Name:	Domenick DiCicco
	Title:	General Counsel & Chief Compliance Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO EXCLUSIVITY AGREEMENT]